The Growth Fund of America

August 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K, 72DD1 and 72DD2, 73A1 and 73A2, 74 A-T, 74U1 and74U2, and 74V1 and 74V2 and 75 complete answers are as follows:

Item 48K and K2

Step	Asset Value (000's omitted)
K1) Maximum Asset Value	$210,000,000
K2) Maximum Fee Rate	0.233%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$262,560
Class B	-
Class C	-
Class F1	$18,273
Class F2	$65,863
Total	$346,696
Class 529-A	$16,901
Class 529-B	-
Class 529-C	-
Class 529-E	$130
Class 529-F1	$1,021
Class R-1	-
Class R-2	-
Class R-2E	$0*
Class R-3	$2,227
Class R-4	$25,099
Class R-5	$33,323
Class R-6	$84,937
Total	$163,638

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.17
Class B	-
Class C	-
Class F1	$0.10
Class F2	$0.29
Class 529-A	$0.14
Class 529-B	-
Class 529-C	-
Class 529-E	$0.02
Class 529-F1	$0.23
Class R-1	-
Class R-2	-
Class R-2E	$0.30
Class R-3	$0.01
Class R-4	$0.15
Class R-5	$0.29
Class R-6	$0.32

Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)

A) Cash	$1,663
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$11,960,595
D) Long - term debt securities including convertible debt	$0
E) Preferred, convertible preferred, and adjustable rate preferred stock	$252,163
F) Common Stock	$128,242,337
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$93,350
J) Receivables from portfolio instruments sold	$708,244
K) Receivables from affiliated persons	$0
L) Other receivables	$269,121
M) All other assets	$0
N) Total assets	$141,527,473
O) Payables for portfolio instruments purchased	$448,216
P) Amounts owed to affiliated persons	$101,290
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$178,836
S) Senior equity	$0
T) Net Assets of Common shareholders	$140,799,131

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,669,962
Class B	11,812
Class C	134,303
Class F1	192,145
Class F2	247,689
Total	2,255,911
Class 529-A	136,192
Class 529-B	2,291
Class 529-C	34,697
Class 529-E	6,101
Class 529-F1	4,914
Class R-1	11,701
Class R-2	53,977
Class R-2E	2
Class R-3	169,806
Class R-4	166,299
Class R-5	114,980
Class R-6	313,226
Total	1,014,186

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$43.31
Class B	$41.26
Class C	$40.80
Class F1	$43.05
Class F2	$43.29
Class 529-A	$42.95
Class 529-B	$41.08
Class 529-C	$40.96
Class 529-E	$42.54
Class 529-F1	$42.92
Class R-1	$41.29
Class R-2	$41.62
Class R-2E	$43.09
Class R-3	$42.55
Class R-4	$42.99
Class R-5	$43.33
Class R-6	$43.40

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$145,124,560

* Amount less than one thousand